Exhibit 10.1

WEX Inc.
Non-Employee Director Compensation Plan

Effective January 1, 2014

Adopted December 12, 2013

Annual Cash Retainers

The Company shall pay each non-employee board member the following annual cash retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts.

Annual Lead Director Cash Retainer	$75,000
Annual Director Cash Retainer (other than Lead Director)	$50,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$20,000
Finance Committee Chair Cash Retainer	$20,000
Governance Committee Chair Cash Retainer	$15,000
Finance Committee Member Cash Retainer (other than Committee Chair)	$10,000
Audit Committee Member Cash Retainer (other than Committee Chair)	$15,000
Compensation Committee Member Cash Retainer (other than Committee Chair)	$10,000
Governance Committee Member Cash Retainer (other than Committee Chair)	$7,500

Equity Retainers

All directors other than the Lead Director shall, at the time of the annual stockholders’ meeting (“ASM”), shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $110,000 at the then current stock price. Such RSUs will vest annually.

The Lead Director shall, at the time of the ASM, shall be granted a number of RSUs worth the equivalent of $135,000 at the then current stock price. Such RSUs will vest annually.

New Director Equity Grants

All new directors shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $50,000 at the then current stock price. Such RSUs will vest annually and will be granted at the next ASM after their appointment.

Fee Deferral

Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the Director only upon termination from Board Service.

Expense Reimbursement

Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Pro-ration of Annual Cash Retainers for New Directors

To the extent a director is appointed at a time other than the ASM, any Annual Cash Retainers will be prorated.

S:\WEX Corp\Board of Directors\Committees\Compensation Committee\Director Compensation Plan\2014 Non-Employee Director Compensation Plan.Effective 1.1.2014.Adopted.12.12.2013.b.docx